UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2011.
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri	63301

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information set forth in Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement. On October 19, 2011, American Railcar Industries, Inc. (the “Company”) entered into an employment agreement with Mr. Dale C. Davies to serve the Company as Senior Vice President, Chief Financial Officer and Treasurer (the “Agreement”). Mr. Davies served the Company in the same capacities pursuant to a prior employment agreement, dated September 12, 2008, that expired in accordance with its terms on September 1, 2011. The term of Mr. Davies’ Agreement began on September 1, 2011, and will continue through September 1, 2014 (the “Expiration Date”), unless earlier terminated pursuant to the Agreement. A copy of the Agreement is filed as Exhibit 10.56 to this current report on Form 8-K and is incorporated by reference into this Item 5.02. The description of the Agreement herein is qualified in its entirety by reference to the text of the Agreement.
Under the terms of the Agreement, Mr. Davies receives a base salary at an annual rate of $275,000 per year. Mr. Davies is also entitled to an annual target bonus for each calendar year of employment ending on or after December 31, 2011 of 50% of his then applicable base salary. The actual bonus paid may be less than or greater than target based on the achievement of objective performance targets for the Company to be set by the Board (or a committee thereof) in an annual bonus plan for each calendar year.
Mr. Davies is entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits the Company generally provides to its senior employees.
The Agreement shall terminate and Mr. Davies’ employment with the Company shall end upon the earlier of the Expiration Date, his death or disability (as defined in the Agreement), if the Company discharges Mr. Davies with or without cause (as defined in the Agreement), or the voluntary resignation of Mr. Davies. The Company may discharge Mr. Davies at any time with or without cause (as defined in the Agreement).
If Mr. Davies’s employment is terminated due to the expiration of the Agreement, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination and (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination.
If Mr. Davies’s employment is terminated due to death or disability, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year.

If Mr. Davies is terminated without cause (as defined in the Agreement) or if he terminates the Agreement for good reason (as defined in the Agreement), he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and (iii) a continuation of the payment of the base salary he would have earned through the period ending on the 180th day following his termination. In the event of any termination of employment, Mr. Davies shall be under no obligation to seek other employment, but in the event he becomes employed during the period specified under clause (iii) above, he shall not be entitled to any further payments and shall return, if applicable, any amounts paid to him on or after the subsequent employment date.
The Agreement contains non-competition provisions that prohibit Mr. Davies from directly or indirectly competing with us during the term of his employment and for a one year period thereafter, provided that if Mr. Davies is terminated without cause (as defined in the Agreement) or resigns for other than good reason (as defined in the agreement), the noncompetition period shall be six-months, extendable for up to an additional six months in exchange for severance pay of approximately $23,000 per month. The Agreement also contains non-solicitation provisions covering the period of Mr. Davies’ employment and the two year period thereafter, as well as non-disparagement provisions and provisions requiring him to protect confidential information during his employment and at all times thereafter.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.56	Employment Agreement between American Railcar Industries, Inc. and Dale C. Davies, dated as of October 19, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2011	American Railcar Industries, Inc.
	By:	/s/ James Cowan
		Name:	James Cowan
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.56	Employment Agreement between American Railcar Industries, Inc. and Dale C. Davies, dated as of October 19, 2011.